Contact:
Crocker Coulson, President
Leslie Richardson, Financial Writer
CCG Elite Investor Relations
646-213-1915
crocker.coulson@ccgir.com

For Immediate Release

ShengdaTech, Inc. Reports Second Quarter 2007 Results

Taian City, Shandong Province, PRC - August 9, 2007 - ShengdaTech Inc. (“ShengdaTech”) (NASDAQ: SDTH), a leading manufacturer of nano precipitated calcium carbonate (NPCC) and coal-based chemical products manufacturer in the People’s Republic of China (“PRC”), today reported financial results for the second quarter ended June 30, 2007.

Second Quarter 2007 Highlights

•	Revenue for the second quarter increased 58.7% year-over-year to $22.7 million
•	Revenue from NPCC segment tripled year-over-year to $10.8 million
•	Gross margin increased 580 basis points year-over-year to a record 33.8%, as higher margin NPCC products contributed to a larger percentage of total revenue
•	Net income for the second quarter increased 91% year-over-year to $6.0 million
•	Began trading on the NASDAQ Capital Market

Revenues for the second quarter of 2007 increased to $22.7 million, up 58.7% from $14.3 million in the same quarter of 2006. The increase in revenues for the quarter was primarily driven by growth in the NPCC business. NPCC represented 47.7% of total revenues for the quarter with the remaining 52.3% generated by the chemical segment. Gross profit increased 91.5% year-over-year to $7.7 million from $4.0 million in the same period a year ago. Gross margin was a record 33.8% as a result of the increased contribution of NPCC products to revenue. Net income increased 91.0% to $6.0 million from $3.2 million in the second quarter of 2006. Fully diluted earnings per share for the second quarter of 2007 were $0.11 compared to $0.06 in the second quarter of 2006.

“We are very excited to see another strong quarter with increasing revenue contribution from our NPCC business. We continue to see strong demand for NPCC as a functional filler in a diversified number of applications. Both our NPCC facilities operated at full capacity during the quarter with over half of our sales derived from our long-term clients,” commented Mr. Xiangzhi Chen, President, CEO and Director of ShengdaTech. “Moreover, we successfully added seven new domestic clients and one Malaysian client, which marks our expansion into the international markets for NPCC.”

Revenue from the NPCC segment was $10.8 million for the second quarter 2007, up 207.8% from $3.5 million in the second quarter of 2006. The large year-over-year revenue growth is due to the addition of the new Xi’an, NPCC facility in Shaanxi Province, in September, 2006 with 60,000 metric tons of NPCC capacity. On a sequential basis, revenue from the NPCC segment increased 20.6% from the first quarter of 2007. The sequential increase was derived from a 21% increase in volume, to 28,029 metric tons of NPCC sold from 23,164 metric tons of NPCC sold in the first quarter of 2007. NPCC for use in the production of tires and PVC remained the largest contributors to revenue representing 51.4% and 34.4% of total NPCC revenue, respectively. NPCC for use in latex and adhesives applications experienced the strongest growth in the second quarter of 2007, up 263.9% quarter-over-quarter, representing 8.5% of NPCC revenue compared to 2.8% of NPCC revenue in the first quarter of 2007. NPCC for use in printing ink and paints accounted for 5.7% of revenue in the second quarter of 2007.

Revenue from the chemical segment for the second quarter of 2007 was $11.9 million, up 10.0% from $10.8 million in the second quarter of 2006. On a sequential basis, revenue from the chemical segment was down 10.2% quarter-over-quarter due to a 15-day closure of the chemical factory to upgrade equipment in April 2007. The new equipment is expected to reduce raw material cost and improve operating efficiencies at the factory. For the second quarter of 2007, liquid ammonia generated $4.1 million, or 34.1%, of the total chemical revenue. Revenue from ammonium bicarbonate represented 30.2% of total chemical revenue while melamine and methanol represented 16.9% and 18.7% of total chemical revenue, respectively.

Gross profit increased to $7.7 million in the second quarter of 2007, up 91.5% from $4.0 million in the same quarter of 2006. Gross margin for the quarter was a record 33.8% compared to 28.0% in the same quarter a year ago. Gross margin was favorably impacted by the increased in NPCC products as a percentage of overall product mix and from higher gross margin realized from the new Xi’an factory when compared to the original factory, 46.1% versus 36.0%, respectively. The higher gross margins at the Xi’an factory were due to the use of the company’s proprietary membrane dispersion technology combined with lower raw materials and labor costs, which together lowered the overall cost of goods sold at the Xi’an factory by 30% compared to the original factory.

Selling expenses were $355,855, or 1.6% of revenue, in the second quarter of 2007 compared to $204,449, or 1.4% of revenue, in the second quarter of 2006. General and administrative (“G&A”) expenses were $722,280, up 11.4% from $648,416 in the second quarter of 2006 primarily due to expenses incurred as a result of being a publicly listed company (NASDAQ). As a percentage of revenue, G&A expenses decreased to 3.2% in the second quarter of 2007, down from 4.5% in the second quarter of 2006 due to increased cost efficiencies as the Company has grown in scale.

Operating income for the second quarter of 2007 was $6.6 million, up 109.2% from $3.1 million in the same period a year ago. Operating margin was 29.0% in the second quarter of 2007, up from 22.0% in the second quarter of 2006.

Net income for the second quarter of 2007 was $6.0 million, up 91.0% from $3.2 million in the second quarter 2006. Net income for the second quarter includes a tax provision of $618,404, as the tax holiday on income generated from the original factory ended on December 31, 2006. Fully diluted earnings per share for the second quarter of 2007 were $0.11 compared to fully diluted earnings per share of $0.06 in the second quarter of 2006.

Six Month Financial Results

For the first six months of 2007, total revenue was $44.9 million, up 46.5% from the first six months of 2006. Revenue from the chemical business was $25.1 million, up 7.3% from $23.3 million in the same period a year ago, representing 55.8% of total revenue. The NPCC business comprised the balance of 44.1% of revenue at $19.8 million, up 172.5% from $7.3 million in the first six months of 2006. Total gross profit for the first six months of 2007 was $14.6 million, up 80.1% from gross profit of $8.1 million in the comparable period a year ago. Total gross margin was 32.6% compared to 26.5% for the first six month of 2007 and 2006, respectively. Income from operations for the period was $12.6 million, up 94.0% from $6.5 million in the first six months of 2006. Net income for the first six months of 2007 was $11.4 million, up 72.0% from $6.7 million in the first six months of 2006. Fully diluted earnings per share were $0.21 for the first six months of 2007 compared to $0.13 in the first six months of 2006.

Financial Condition

As of June, 2007, ShengdaTech had $27.6 million in cash and cash equivalents, no long-term debt and $30.2 million in working capital. Shareholders’ equity stood at $70.0 million up from shareholders’ equity of $57.1 million at December 31, 2006. The company generated $13.8 million in cash flow from operating activities in the first half of 2007.

Business Outlook

In July 2007, ShengdaTech completed the addition of 40,000 metric tons of NPCC capacity. The new lines are expected to be at full capacity by November, 2007. The Company also plans on completing instillation of an additional 60,000 metric tons of capacity by year end 2007. Total NPCC capacity, once all lines are completed, will be 190,000 metric tons. Capital expenditure for the year 2007 is expected to be $54 million, of which $16.2 million has already been spent. Of the balance of $37.8 million, approximately $33.0 million is intended to be used for the construction of the additional NPCC capacity. ShengdaTech reaffirms its guidance for full year 2007 for revenue to be in the range of $96 million to $98 million and net income to be in the range of $23.0 million to $24.4 million with fully diluted earnings per share of $0.43 to $0.45.

“We are rapidly expanding our market share as we build our leadership position in the NPCC market in China. Currently, we are in the testing process with a number of potential new customers, including 12 PVC manufacturers, 20 tire manufacturers, 15 latex makers, 25 adhesive producers, and four paper makers. We expect to add five to six new clients in the third quarter 2007. In addition, we recently doubled our sales team to 60 sales agents,” commented Mr. Chen. “Overall, we expect to see continued strong growth in our NPCC products as we bring on additional capacity and increase our marketing efforts.”

Conference Call

ShengdaTech will host a conference call at 10:00 am EST on Thursday, August 9, 2007, to discuss the second quarter 2007 financial results. Joining Mr. Xiangzhi Chen, ShengdaTech’s Chief Executive Officer on the call will be Ms. Anhui Guo, the Chief Financial Officer, Mr. Crocker Coulson, President of CCG Elite, and Ms. Leslie Richardson, Financial Writer at CCG Elite. The company plans to release its earnings earlier that same day. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time:  800-688-0796. International callers should dial 617-614-4070. The pass code for the call is 766 800 26. If you are unable to participate in the call at this time, a replay will be available on Thursday, August 9, 2007 at 11:00 AM ET through Thursday, August 16, 2007. To access the replay, dial 888-286-8010, international callers should dial 617-801-6888. The conference passcode is 12151592. This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://www.shengdatechinc.com. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a 90 day replay will be available shortly after the call by accessing the same link.

About ShengdaTech, Inc.

ShengdaTech, Inc. (“The Company”) is engaged in the business of manufacturing, marketing and selling a variety of nano precipitated calcium carbonate ("NPCC") products and coal-based chemicals for use in various applications. The Company converts limestone into NPCC using its proprietary technology. The unique chemical and physical attributes make NPCC a valuable ingredient in tires, paints, polyvinyl chloride ("PVC") building materials and other products. It enhances the durability of many products by increased strength, heat resistance, and dimension stabilization. The Company is also engaged in the manufacture and sale of coal-based chemical products namely ammonium bicarbonate, liquid ammonia, melamine and methanol. The Company markets and sells its coal-based products mainly for chemical fertilizers and raw materials in the production of organic and inorganic chemical products, including formaldehyde and pesticides.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release and oral statements made by ShengdaTech on its conference call in relation to this release, constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements regarding our ability to prepare the company for growth, the Company’s planned manufacturing capacity expansion in 2007 and predictions and guidance relating to the Company’s future financial performance. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs but they involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as unanticipated changes in product demand especially in the tire industry, changes in composition of tires, pricing and demand trends for the Company’s chemical products, changes to government regulations, risk associated with operation of the Company’s new manufacturing facility, risk associated with large scale implementation of the new NPCC manufacturing process, the ability to attract new customers, ability to increase its product’s applications, ability of its customers to sell products, cost of raw material, downturns in the Chinese economy, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

--financial tables below

SHENGDATECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2007	2006
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$27,625,972	$34,684,142
Trade accounts receivable, less allowance for doubtful
account of $0 (unaudited) and $0, respectively	8,235,904	5,588,676
Other receivables	18,570	157,352
Advances to suppliers	50,085	872,289
Inventory	1,592,078	2,151,612
Receivable from related parties	4,841,391	1,601
Total Current Assets	42,364,000	43,455,672

Property and Equipment, net of accumulated depreciation of
$4,637,977 and $3,674,605, respectively	39,731,340	23,573,680
Land use rights, net of accumulated amortization of $0	94,580	-
TOTAL ASSETS	$82,189,920	$67,029,352

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Trade accounts payable	$4,779,217	$2,957,413
Other payables and accrued expenses	2,377,754	2,235,758
Income and other taxes payable	2,011,593	1,237,180
Advances from customers	-	119,923
Payable to related parties	3,002,727	3,349,814
Total Current Liabilities	12,171,291	9,900,088
Shareholders' Equity
Common stock - $0.00001 par value; 100,000,000 shares authorized,
54,095,103 shares (unaudited) and 54,095,103 shares outstanding, respectively	540	540
Additional paid-in capital	21,673,396	21,824,121
Statutory reserves	3,301,379	3,301,379
Retained earnings	41,627,255	30,187,740
Accumulated other comprehensive income	3,416,059	1,815,484
Total Shareholders' Equity	70,018,629	57,129,264
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$82,189,920	$67,029,352

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME
(unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006

Sales of Products	$22,680,529	$14,291,787	$44,860,800	$30,616,657
Cost of Products Sold	15,015,622	10,289,848	30,221,308	22,489,406

Gross Profit	7,664,907	4,001,939	14,639,492	8,127,251

Operating Expenses:
Selling expense	355,885	204,449	840,725	442,862
General and administrative expense	722,280	648,416	1,194,371	1,187,423
Total Operating Expenses	1,078,165	852,865	2,035,096	1,630,285

Income from Operations	6,586,742	3,149,074	12,604,396	6,496,966

Other Income (Expense):
Interest income	64,549	25,080	132,286	44,476
Other income	-	(16,294)	-	109,996
Net Other Income	64,549	8,786	132,286	154,472

Income Before Income Taxes	6,651,291	3,157,860	12,736,682	6,651,438
Provision for Income Taxes	618,404	-	1,297,167	-

Net Income	$6,032,887	$3,157,860	$11,439,515	$6,651,438
Comprehensive income: foreign
currency translation adjustments	1,015,358	6,506	1,600,575	28,724
Comprehensive income	$7,048,245	$3,164,366	$13,040,090	$6,680,16

Earnings Per Share:
Basic	$0.11	$0.06	$0.21	$0.13
Diluted	$0.11	$0.06	$0.21	$0.13
Weighted Average Shares Outstanding:
Basic	54,095,103	54,095,103	54,095,103	49,657,413
Diluted	54,257,388	54,257,388	54,257,388	49,738,556

SHENGDATECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the Six Months
	Ended June 30,
	2007	2006

Cash Flows from Operating Activities:
Net income	$11,439,515	$6,651,438
Depreciation and amortization	858,658	343,939
Changes in assets and liabilities:
Account receivables	(2,471,886)	288,228
Other receivables	139,273	12,339
Advances to suppliers	832,760	(5,533,361)
Inventory	605,558	317,380
Trade accounts payable	1,723,938	(64,592)
Other payables and accrued expenses	84,329	(13,618)
Income and other taxes payable	733,034	(823,838)
Advances from customers	(121,281)	-
Net Cash Provided By Operating Activities	13,823,898	1,177,915

Cash Flows from Investing Activities:
Purchase of property and equipment	(16,113,759)	(1,169,052)
Purchase of land use rights	(93,293)	-
Net Cash Used In Investing Activities	(16,207,052)	(1,169,052)

Cash Flows from Financing Activities
Proceeds from issuance of common stock	-	13,969,714
Changes in related parties receivable/ payable	(5,199,760)	(1,926,450)
Other receivables	(150,725)	-
Net Cash (Used in) Provided by Financing Activities	(5,350,485)	12,043,264

Effect of Exchange Rate Changes in Cash	675,469	303,477

Net Change in Cash	(7,058,170)	12,355,604
Cash and Cash Equivalents at Beginning of Period	34,684,142	10,749,300
Cash and Cash Equivalents at End of Period	$27,625,972	$23,104,904

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